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                                                                   Exhibit 10.03
                               NASHUA CORPORATION


                         SUPPLEMENTAL COMPENSATION PLAN
                         (as amended February 24, 1994)


ARTICLE I.    NAME, PURPOSE AND EFFECTIVE DATE

    1.01 Name and Purpose. The Plan set forth herein shall be known as the "Nashua Corporation Supplemental Compensation Plan." The Plan is established and shall be maintained solely for the purpose of providing deferred compensation benefits to Eligible Employees in consideration of services rendered and to be rendered to Nashua Corporation.

    1.02     Effective Date.   The Plan became effective as of January 1, l987.
             The Plan applies only to Eligible Employees who retire or terminate employment with the Corporation on or after the Effective Date.


ARTICLE II.    DEFINITIONS

    Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

    2.01 "Beneficiary" shall mean the person or persons designated by an Eligible Employee to receive benefits under this Plan in the event of the death of the Eligible Employee.

    2.02 "Executive Salary Committee" shall mean the Executive Salary Committee of the Board of Directors of Nashua Corporation.

    2.03 "Corporation" shall mean Nashua Corporation, a Delaware corporation.

    2.04 "Disability" means disability within the meaning of the Social Security Act.

    2.05 "Eligible Employee" means any person employed by the Corporation who is included in Appendix A, which is updated as of January 1 of each year.

    2.06 "Retirement" means termination of employment after age 55 with 10 or more years of service with the Corporation. Years of service with any direct or indirect subsidiary while owned or controlled by the Corporation shall count as years of service of the Corporation.

    2.07 "Supplemental Compensation Account" means the individual account established for an Eligible Employee by the Corporation, reflecting all additions thereto on behalf of the Eligible Employee pursuant to Article 3.
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    2.08     "Supplemental Compensation Benefit" means the benefit payable to an Eligible Employee upon termination of employment, as provided in Section 4.01.

    2.09 "Supplemental Compensation Plan Committee" means the Committee established to administer the Plan, made up of the Secretary of the Corporation and the Treasurer of the Corporation and such other individuals as may be designated from time to time by the Executive Salary Committee.


    Wherever used in this instrument, a masculine pronoun shall be deemed to include the masculine and feminine gender, and a singular word shall be deemed to include the singular and plural, in all cases where the context requires.


ARTICLE III.   SUPPLEMENTAL COMPENSATION ACCOUNT

    3.01     Supplemental Compensation Account.   The Corporation shall credit
             to each Eligible Employee's Supplemental Compensation Account, as of the last day of each fiscal year of the Corporation occurring prior to or coinciding with (if applicable) that Eligible Employee's termination of employment, an amount equal to the amount approved for that year by the Executive Salary Committee set opposite that Eligible Employee's name on Appendix A for that year as the current addition. No provision of the Plan shall be construed as indicating that the Corporation has purchased life insurance to fund the Plan or has otherwise funded the Plan.


ARTICLE IV.   SUPPLEMENTAL COMPENSATION BENEFIT

    4.01     Termination of Employment.   At Retirement or Disability an
             Eligible Employee's Supplemental Compensation Benefit shall be based upon the amount then credited to the Eligible Employee's Supplemental Compensation Account. No benefit shall be payable under this Plan if an Eligible Employee dies while still in the service of the Corporation. If an Eligible Employee terminates employment with the Corporation for any reason other than Retirement, Disability or death after completing at least five (5) consecutive years of employment, he shall be entitled to a Supplemental Compensation Benefit based upon the amount credited to his Supplemental Compensation Account as of the date his employment terminates.

    4.02     Form of Payment.   Any amounts payable to an Eligible Employee
             hereunder shall be payable in the form of an immediate or deferred annuity on the sole life of the Eligible Employee or on the joint lives of the Employee and any Beneficiary, but the Corporation in its discretion will determine whether to purchase an annuity contract to fund the amounts so payable.
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    4.03     Death Benefit After Retirement.   In the event that an Eligible
             Employee dies after Retirement, a death benefit shall be paid under this Plan to the Eligible Employee's Beneficiary. The death benefit shall be equal to two (2) times the base rate of annual compensation payable to the Eligible Employee immediately prior to Retirement and shall be paid in a lump sum to the Beneficiary as soon as practicable. The death benefit payable under this Section
             4.03 is independent of any survivor annuity payable under Section 4.02.


ARTICLE V.   FUNDING

    5.01     Funding.   There is no fund associated with this Plan.  The
             Corporation shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Corporation with respect to the benefits payable hereunder. If the Corporation, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund. The assets in any such reserve or funds shall be subject to the control of the Corporation and need not be used to pay benefits hereunder.


ARTICLE VI.   MISCELLANEOUS

    6.01     Non-Guarantee of Employment.   Nothing contained in this Plan
             shall be construed as a contract of employment between the Corporation and any Eligible Employee or as a limitation on the right of the Corporation to deal with an Eligible Employee, as to hiring, discharge, layoff, compensation, and all other conditions of employment, in all respects as though this Plan did not exist.

    6.02     Rights Under Plan.   Nothing in this Plan shall be construed to
             limit, broaden, restrict, or grant any right to any Eligible Employee or any Beneficiary under any other plan sponsored by the Corporation, nor to grant any additional rights to any Eligible Employee or Beneficiary under any other such plan, nor in any way to limit, modify, repeal or otherwise affect the Corporation's right to amend or modify any other such plan.

    6.03     Nonassignability.   The Supplemental Compensation Benefit payable
             under this Plan shall not be subject to alienation, assignment, garnishment, execution of levy of any kind, and any attempt to cause any Supplemental Compensation Benefit to be so subjected shall not be recognized, except to the extent required by applicable law.

    6.04 Plan Administration. The Plan shall be operated and administered by the Supplemental Compensation Plan Committee (or its duly authorized representative) whose decision on all matters involving the interpretation and administration of the Plan shall be final and binding. The Executive Salary Committee shall retain the right to amend or terminate the Plan.
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    6.05     Successor Corporation.   In the event of the dissolution, merger,
             consolidation or reorganization of the Corporation, provision may be made by which a successor to all or a major portion of the Corporation's property or business shall continue the Plan, and the successor shall have all of the power, duties and responsibilities of the Corporation under the Plan.

    6.06     Governing Law.   This Plan shall be construed and enforced in
             accordance with, and governed by, the laws of the State of New Hampshire.



                                           NASHUA CORPORATION



                                        By        Paul Buffum
                                          -------------------------------
                                                Paul Buffum
                                                Secretary and Counsel